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                                                                  EXHIBIT 5

                FIFTH AMENDMENT TO EMPLOYMENT AGREEMENT BETWEEN
            ALL AMERICAN COMMUNICATIONS, INC. AND ANTHONY J. SCOTTI

     This Fifth Amendment to Employment Agreement entered into as of this 1st day of October, 1997, between All American Communications, Inc. (the "Company") and Anthony J. Scotti ("Executive") hereby amends that certain Employment Agreement, dated February 25, 1991, between the Company and Executive, as amended by Amendments Nos. 1 through 4 (collectively, the "Employment Agreement").

     Effective as of the date hereof, Section 3.6 of the Employment Agreement is hereby amended by the addition of the following paragraphs:

          Notwithstanding any other provision of this Employment Agreement or any other agreement between the parties, this Section 3.6 will remain in effect following the termination of the Term of this Employment Agreement pursuant to Section 3.2.1.A, in which event the following provisions will apply:

          (a) Company will indemnify Executive for any interest and penalties payable to any taxing authority resulting from Executive's reporting of the Noncompetition Payment, as defined in the Agreement Not to Compete of even date herewith, and any income attributable to options which become vested pursuant to the second sentence of Section 2.3.3 of this Employment Agreement (the "Option Payment") in accordance with all provisions of the Form W-2 provided by the Company.

          (b) If Executive receives any inquiry or notice from any taxing authority with respect to the Option Payment and/or the Noncompetition Payment, he will notify the Company within five days of receipt of such inquiry or notice. Company, at its cost, will take such action in response to such notice, inquiry or further action by such taxing authority as the Company shall determine and Executive will cooperate with such action by Company as reasonably requested by Company.

     IN WITNESS WHEREOF the parties hereto have caused this Amendment to be duly executed as of the date first written above.

                              ALL AMERICAN COMMUNICATIONS, INC.
                              a Delaware corporation

                              By:  /s/  Thomas Bradshaw
                                  -------------------------
                              Title:  Senior Vice President

                                  /s/  Anthony J. Scotti
                              ------------------------------
                              ANTHONY J. SCOTTI